October 9, 1996



The Special Committee of the
Board of Directors
HALLWOOD ENERGY CORPORATION
4582 South Ulster Street Parkway, Suite 1700
Denver, CO 80237

Gentlemen:

     Principal Financial Securities, Inc. ("PFS") understands that pursuant to an Agreement and Plan of Merger between Hallwood Energy Corporation (the "Company" or "HEC") and The Hallwood Group Incorporated ("HGI"), dated October 9, 1996 (the "Agreement") and as reflected in an offer letter from HGI dated August 13, 1996, HGI will acquire each outstanding share of HEC's common stock not already held by HGI in a going-private transaction. The financial terms were based on negotiations between you and HGI and we did not participate nor did we advise and were not asked to advise in the negotiations. You have asked us to advise you as to the fairness of the terms of the Agreement, from a financial point of view, to the current stockholders of the Company (other than HGI).

     In arriving at our opinion we have, among other things:

          1.   Reviewed the Agreement;

          2. Reviewed HEC's financial statements for the latest twelve months ended June 30, 1996 and certain other publicly available financial statements and reports regarding the Company;

          3. Reviewed certain reserve information provided by the Company relating to the producing properties of the Company and its affiliates;

          4. Reviewed certain financial and stock market data of the Company and compared that data with similar data for other publicly-held companies that have operations similar in some respect to the operations of the Company;

          5. Reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

          6. Discussed with management of the Company the operations of and business prospects for the Company and the anticipated financial consequences of the proposed transaction to the Company; and

          7.   Performed other analyses as are customary in our industry.


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     As part of our investment  banking  business,  we regularly  issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Principal Financial Securities, Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company.

     In our review and analysis in rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by the management of the Company, or publicly available, and have not assumed any responsibility for the independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such independent evaluations or appraisals.

     Our opinion is based solely upon the information set forth herein as reviewed by us and circumstances existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

     We are not opining, and were not requested by you to opine, as to the fairness of any aspect of the transaction other than the financial terms of the Agreement. We have assumed that the Agreement and all other aspects of the proposed transaction will be, in all respects, in compliance with all laws and regulations that are applicable to HEC, HGI or the proposed transaction (and we have relied as to all legal matters relating thereto on counsel to HEC).

     We have acted as financial advisor to the Special Committee of the Board of Directors in connection with this transaction and will receive a fee for our services. It is understood that this letter is for the information of the Special Committee of the Board of Directors only and, without our prior written consent, other than as required by law or judicial process, is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, except that this letter may be filed with the Securities and Exchange Commission as an exhibit to an offer to purchase or a proxy statement to be prepared in connection with the proposed transaction.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that on the date hereof the terms of the Agreement are fair, from a financial point of view, to the current stockholders of the Company (other than HGI).

Very truly yours,



PRINCIPAL FINANCIAL SECURITIES, INC.


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